Exhibit 99.1

For Immediate Release

Isabella Bank
139 East Broadway
Mt. Pleasant, MI 48858

FOR MORE INFORMATION, CONTACT:
Mary Olivieri, Community Relations Officer
Phone: 989-779-6309 Fax: 989-775-5501

McDonnell joins Isabella Bank Corporation as Chief Financial Officer

Mount Pleasant, MI, February 23, 2018 - Jae Evans, President and Chief Executive Officer of Isabella Bank Corporation welcomes Neil McDonnell as Chief Financial Officer.
“I am pleased to welcome Neil to the Isabella Bank Corporation team,” stated Evans. “Neil’s extensive experience in the financial industry will be a tremendous asset to our Bank.”
McDonnell earned his Bachelor of Science - Finance degree from St. John’s University in New York. He built his career over 27 years in the financial services industry. He has served as chief financial officer, controller, treasurer, compliance & risk officer, and director of finance at large international banks, local community banks, as well as de novo banks.
He was an active member of his community in Fairfield County, Connecticut, serving as chair of the Investment and Finance Committee for The WorkPlace, Inc. for 18 years. The Workplace, Inc. is a workforce development board created to help people prepare for careers and strengthen the Connecticut workforce. Neil also served two years as a board member for WP Ventures, Inc. and a volunteer coordinator for the Service League of Boys through the local high school. Neil and his wife, Kenda, have three children. Neil has relocated to Mount Pleasant, while his family will relocate over the summer. They look forward to transitioning to the area and getting involved in the community.
Isabella Bank has 29 locations and a loan production office throughout seven Mid-Michigan counties and is a wholly owned subsidiary of Isabella Bank Corporation (OTCQX:ISBA). Isabella Bank Corporation has $2.53 billion in assets under management and more than 400 employees. For the past four years, the Corporation has been recognized on the Detroit Free Press list of “Top Workplaces.” To learn more, visit www.isabellabank.com.